Post-Effective Amendment No.2 to
                                             SEC File No. 70-8455








                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                       FORM U-1

                                     DECLARATION

                                        UNDER

                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")


                     GENERAL PUBLIC UTILITIES CORPORATION ("GPU")
                                100 Interpace Parkway
                             Parsippany, New Jersey 07054
                  (Name of company filing this statement and address
                            of principal executive office)








          T. G. Howson, Vice President and   Douglas E. Davidson, Esq.
            Treasurer                        Berlack,  Israels  &  Liberman
          LLP
          M. A. Nalewako, Secretary          120 West 45th Street
          GPU Service Corporation            New York, New York 10036
          100 Interpace Parkway
          Parsippany, New Jersey 07054



                     (Names and addresses of agents for service)





                    GPU hereby post-effectively  amends its Declaration  on

          Form U-1, as  heretofore amended,  docketed in SEC  File No.  70-

          8455, as follows:

                    1.   By  Order dated  February  3, 1995  (HCAR No.  35-

          26227),  the Commission,  among other  things, authorized  GPU to issue and sell up to 5 million additional shares of Common Stock,

          par value $2.50 per  share, in various transactions from  time to time through December 31, 1996.  By Supplemental Order dated June

          8,  1995  (HCAR  No.  35-26302), the  Commission  authorized  the specific  terms of  the issuance  and sale  of 1 million  of such shares, which were  issued and sold on  June 13, 1995 to  Goldman

          Sachs  &  Co. (see  Certificate Pursuant  to  Rule 24  of Partial

          Completion of Transactions, dated June 16, 1995).

                    2.   On  December  11,  1995,   GPU  entered  into   an

          underwriting agreement ("Underwriting Agreement") with a group of underwriters  ("Underwriters"), represented  by Morgan  Stanley &

          Co. Incorporated, Goldman,  Sachs & Co. and Dean  Witter Reynolds

          Inc.,  providing  for the  issuance  and  sale of  an  additional

          3,500,000  of  such  shares  (the  "Shares").    Pursuant  to the

          Underwriting Agreement, the  several Underwriters have  agreed to purchase the Shares from GPU for a price of $32 7/8 per share, or an  aggregate purchase price of  $115,062,500.  The last reported sale price of  GPU's Common Stock on the  New York Stock Exchange on December 11, 1995 was $32 7/8 per share.

                    3.   The Underwriting Agreement  further provides  that

          GPU will pay the Underwriters a commission of $0.90 per share (or aggregate  commissions of  $3,150,000 for the  3,500,000 Shares),

          which represents 2.75% of the purchase price per share.






                    4.   Under the Underwriting Agreement, the Underwriters

          have an  option, exercisable  for 30  days from  the date of  the

          Underwriting Agreement,  to purchase up to  an additional 500,000

          shares of Common  Stock to  cover over-allotments, if  any.   The

          purchase price  and underwriting commissions with  respect to any such over-allotment shares would  be the same as set  forth above for the initial 3,500,000 Shares.

                    5.   Accordingly,  if all  of the  4 million  shares of

          Common Stock are issued  and sold to the Underwriters,  the total

          purchase  price  paid  by  the  Underwriters  to  GPU  would   be

          $131,500,000  and GPU  would  receive net  proceeds therefrom  of

          $127,900,000   after   deduction   of  underwriting   commissions

          aggregating $3,600,000.

                    6.   The  estimated  fees,  commissions   and  expenses

          expected  to   be  incurred  in  connection   with  the  proposed

          transactions are as follows:

                    Filing fees:
                      Printing and engraving                  25,000.00
                      Legal fees:
                        Berlack, Israels & Liberman           40,000.00
                        Ballard Spahr Andrews & Ingersoll      5,000.00
                      Blue Sky fees and expenses               7,500.00
                      Accounting fees:
                        Coopers & Lybrand                     15,000.00
                      Miscellaneous                           22,500.00
                          Total                             $115,000.00

                    7.   GPU  respectfully  requests  that  the  Commission

          issue a  supplemental order authorizing the issuance  and sale of up to 4  million shares of Common Stock to  the Underwriters upon the  terms  and  conditions  herein  set  forth  at the  earliest possible date.









                                      SIGNATURE

                    PURSUANT  TO THE  REQUIREMENTS  OF  THE PUBLIC  UTILITY

          HOLDING COMPANY  ACT OF 1935,  THE UNDERSIGNED  COMPANY HAS  DULY

          CAUSED  THIS  STATEMENT  TO  BE  SIGNED  ON  ITS  BEHALF  BY  THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                                        GENERAL PUBLIC UTILITIES CORPORATION



                                        By:

                                             T. G. Howson
                                             Vice President and Treasurer

          Date:  December 13, 1995